Exhibit 10.1

Operating Agreement

This Operating Agreement (the “Agreement”), effective this 8th day of July, 2014 (the “Effective Date”), is by and between Corinthian Colleges, Inc. and its wholly- and partially-owned subsidiaries, including without limitation those of its subsidiaries listed on Exhibit 21.1 of its September 3, 2013 Annual Report (the “2013 Form 10-k”) filed with the Securities and Exchange Commission (hereinafter, collectively, “Corinthian”), and the United States Department of Education (“the Department”).  For purposes of this Agreement, Corinthian and the Department shall be referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A.            WHEREAS, the Department and Corinthian previously entered into a Memorandum of Understanding dated June 22, 2014 (“MOU”), wherein Corinthian agreed to present an Operating Agreement by July 1, 2014 for the Department’s approval, and, subject to negotiation, agreement.

B.            WHEREAS, the Department and Corinthian agree that the Operating Agreement will attempt to provide Corinthian students an opportunity to complete their education without material interruption, change, or additional cost;

C.            WHEREAS, the Department and Corinthian agree that the Operating Agreement will attempt to treat Corinthian’s faculty and staff in a manner that causes minimal personal and financial disruption; and

D.            WHEREAS, the Parties agree that the Operating Agreement would consider the importance of Corinthian’s responsibilities to students, employees, and taxpayers, and respect the interests of the government and Corinthian’s federal and state law obligations (including fiduciary duties) and contractual obligations.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, Corinthian and the Department hereby agree as follows:

I. Financial and Operational Information

A. Corinthian has provided the following to the Department for review:

1. Contemporaneously with the execution of this Agreement, a 13-week cash flow projection prepared by Corinthian and reviewed and submitted by the Company’s Chief Restructuring Officer, a Senior Managing Director of FTI Consulting, Inc. (the “CRO”) as of June 30, 2014.

2. Contemporaneously with the execution of this Agreement, a detailed list of Corinthian’s assets as reflected on Corinthian’s internal accounting records as of May 31, 2014, attested to as being materially true and correct to the best knowledge of the CEO or CFO of Corinthian, subject to audit adjustments, month end closing adjustments and other adjustments to conform the statements to Corinthian’s typical quarterly public financial presentation.   In addition, Corinthian shall provide a list of all acquisitions and dispositions of assets, and other non-ordinary course transactions of more than $500,000 occurring after May 31, 2014 attested to as being materially true and correct to the best knowledge of the CEO or CFO of Corinthian.

3. Before the Effective Date, Corinthian shall provide to the Department a list of its Title IV-eligible locations, specifying the addresses of such locations as reflected on the existing Eligibility and Certification Approval Report of each location, as well as the approved programs of study at each such location and a list of the full direct costs (tuition, books, equipment, and fees) of those programs of study at those locations.

4. Before the Effective Date, Corinthian shall provide to the Department a list of all Title IV-eligible students who were enrolled in each of Corinthian’s Title IV-eligible institutions as of June 30, 2014, indicating whether the student is enrolled in distance education or in-person, by program of study, specifying the student’s state of residence, enrollment date, campus, and anticipated program completion date.

B. On or prior to every Thursday on a weekly basis, Corinthian shall provide an updated 13-week cash flow projection, in substantially the same form as delivered pursuant to Section I.A.1 or such other form as the Monitor (defined below) may agree, for the thirteen (13) week period commencing on the following Monday, prepared by Corinthian and reviewed by and submitted by the Company’s CRO to the Monitor.  The projection shall show cash receipts disaggregated by source.

II. Federal Student Aid Funds; Department Review of Student Rosters

A. The Department’s current HCM-1 disbursement method for Corinthian and the attendant 21-day disbursement delay will remain in effect until the Department provides further notice.

B. Effective July 8, 2014, the Department will allow Corinthian to draw down Title IV student aid funds on a weekly basis, as an advance against the 21-day disbursement delay described in Section II.A above, for student rosters that it submitted to the Department. Weekly draws will continue as additional Title IV student aid funds become available, as a continual weekly advance against the 21-day disbursement delay described in Section II.A above, for student rosters that Corinthian will submit to the Department in accordance with Section II.D and in accordance with additional review procedures as set forth in Sections II.D and III.C.1 below.

C. The Department may defer access to Title IV funds for any institution if it determines that Corinthian has not produced the placement rate and other materials requested that are related to that institution by the date specified.  The deferral will continue until the Department receives the materials requested.  Responses to subsequent requests for information shall be subject to a mutually agreeable schedule determined by the Parties.

The continuation of advance drawdowns is conditioned on the post-disbursement verification, by an independent qualified student financial aid auditor (“Title IV Auditor”) selected by Corinthian and approved by the Monitor and the Department, that the rosters Corinthian has submitted for drawdowns are materially complete, accurate and appropriate.  The Title IV Auditor’s verification, subject to review by the Monitor, will include reviewing an appropriate sample of the students included on the rosters, and that Corinthian has paid, or subtracted from any drawdowns, all returns owed to the Title IV student aid programs with respect to any students.  The Title IV Auditor shall review samples and verify the accuracy of information, including relevant student information, program participation information and documentation confirming financial aid eligibility, attendance and satisfactory academic progress, and items identified in the Verification Checklist attached at Exhibit A.  The Title IV Auditor will submit the results of the weekly review, including any relevant error percentages and detailed findings, to the appointed Monitor on a weekly basis.  The Monitor will report the results to the Department consistent with the terms of this Agreement.  The Title IV Auditor’s bills will all be paid promptly by Corinthian upon submission.

The Monitor will review a random sample of student rosters on a school-by-school basis to confirm that no disbursements are being requested for locations that have been determined ineligible or for which data and documentation have not been substantially provided by July 15, 2014, where “substantially provided” means that all data and documentation have been provided other than a de minimus amount that does not materially limit the Department’s ability to evaluate the data and documentation in the aggregate; and provided further, however, that “substantial provision” does not relieve Corinthian of its obligation to produce all responsive materials.  The Monitor shall notify the Department of any discrepancies before Corinthian submits the rosters to the Department for payment.

D. At least 24 hours prior to each requested draw of Title IV student aid funds, Corinthian will provide to the Department a list of the students, by campus, for which such payments are requested.   The amount of any draws of Title IV federal student aid funds for those students will be reconciled to the date Corinthian provides the list to the Department. This list will identify the OPEID of the institution the students are attending, and each student’s social security number, current address, current telephone number, program of study, requested payment amount, date of enrollment, expected graduation date, prior disbursement amounts by program for the current enrollment, current disbursement amounts by program, and whether the student is still in attendance.

E.  During the period between the date of signing and July 8, 2014, there will be no contractual agreements entered into between Corinthian and any new students.

III. Independent Monitor

A. The Department shall identify an individual who shall serve as an independent monitor of Corinthian and report solely to the Department (the “Monitor”).  Corinthian shall enter into an agreement with the Monitor consistent with the scope outlined below and such other terms and conditions as shall be mutually satisfactory to the Monitor, Corinthian and the Department.

Corinthian shall be solely responsible for any and all costs associated with the Monitor and shall set aside initially Two Hundred Thousand Dollars ($200,000) to pay the Monitor’s fees and costs promptly.

B. The Monitor will have full and complete access to Corinthian personnel and budgets, including financial projections, results of operations and cash receipts and disbursements (including, without limitation, disbursements of any Title IV student aid funds), student records, databases (including Campus Vue) and any and all documents Corinthian is providing to potential buyers, accreditors, lenders, state authorizing agencies, and the Department.

C. The duties and responsibilities of the Monitor shall be as follows:

1.  The Monitor will review Corinthian’s rosters prior to submission of any rosters for drawdowns in accordance with this section.  The Monitor’s review will include campus eligibility based on information provided by the Department and consistency with the teach-out plan where applicable.  The Monitor will receive a report from the Title IV Auditor regarding the results of the post-disbursement verification process;

2. Corinthian will provide the Monitor a list of the expenditures made each week, and the Monitor shall review and report to the Department on the allowability of the expenditures from Title IV funds, consistent with Section IV below;

3. Confirm that the implementation of each teach-out is materially consistent with the written plans prepared by Corinthian and approved by relevant accrediting and state licensing agencies, and accepted by the Department, subject to amendment or modification of such plans as approved by the state licensing agencies and accrediting agencies, and disclosed to the Monitor;

4. Prior to the submission of each weekly drawdown of Title IV funds by Corinthian, confirm that Corinthian is in material compliance with the agreed timetable for the production of documents, including any follow-up document requests and agreed-upon timetables with respect thereto;

5. Monitor the status of all school sales processes and provide monthly reports to the Department;

6. Receive access to, and review, the existing multiple access points for internal and external complaints about Corinthian (including a toll free phone number for “a hot line”) and report material relevant complaints to the Department on a schedule agreed to by the Department and Corinthian;

7. Periodically report his or her findings with respect to (i) any violations of this Agreement, (ii) new or threatened litigation against Corinthian or any of its institutions, and (iii) any material developments in its financial situation or in existing litigation to the Department and Corinthian in accordance with such schedule as the Department may prescribe.

D. Except in the performance of his or her obligations under this Agreement concerning reporting to the Department, the Monitor shall be subject to confidentiality obligations with respect to any books, records, and other private, proprietary or personally-identifiable information about Corinthian, its students, and employees.  The Parties agree that all materials provided to the Monitor or the Department marked as “Business Confidential” shall be reviewed to determine if those materials are exempt from disclosure pursuant to 5 U.S.C. 552(b)(4) respecting exemption from disclosure of confidential or privileged Business or Trade Information.

E. Corinthian shall promptly disclose to the Monitor any changes to teach-out plans and agreements, filings with the U.S. Securities and Exchange Commission, new litigation, and material court judgments and substantive orders issued on all material litigation, and in the event such actions and activities have not promptly been disclosed to the Department by Corinthian, the Monitor shall promptly so inform the Department.

F.  Subject to Section III.D, the Monitor shall provide the Department with access to any and all documents reviewed and relied upon in discharging the obligations specified herein.

G.  Notify the Department of any actual known violation of state or federal laws or regulations, including the regulations of the Department.

H.  The Monitor shall have such authorities that are necessary and proper to the performance of his or her duties herein.

I.  If the Monitor cannot be secured by the date this Agreement becomes effective, the Department will assign a temporary Monitor.

IV. Allowable and Excluded Uses Associated with Title IV Student Aid Funds

A. From and after the Effective Date of this Agreement, Corinthian agrees that it shall only use Title IV student aid funds to fund the normal daily operations and expenses as set forth on Exhibit B attached hereto, including student refunds, payroll expenses (including retention arrangements), accounts payable, interest and related fees, and related professional fees. Corinthian agrees that, from and after the Effective Date of this Agreement, it will not use Title IV student aid funds to pay dividends, legal settlements of lawsuits or investigations, or debt repayments.  Additionally, bonuses, severance payments, raises and retention agreements being considered shall be discussed with the Monitor and reported to the Department at least two weeks prior to the creation of contractual obligations and payment and subject to the approval of the Department.

B. From and after the appointment of the Monitor, the Monitor (as defined below) shall have full access to review all disbursements by Corinthian in order to verify compliance with the terms of this Agreement.

V. Notices by Corinthian to Current and Prospective Students

A. Corinthian will provide notices and disclosures to current and prospective students as to the status of the schools and the options and protections afforded to the students.  Corinthian shall produce the notices and disclosures to the Department for review and approval before using the notices and disclosures to current and prospective students. The Department may, at any time, request that such notices and disclosures be revised and Corinthian shall produce such revised notices and disclosures to the Department for review and approval. With respect to Teach-Out Schools, Corinthian shall be required to obtain written acknowledgement that the student has read the notice and disclosures. With respect to Sales Schools, Corinthian shall be required to obtain written acknowledgment that a student who enrolls after the effective date of this agreement has read the notice and disclosures.

Corinthian will endeavor to obtain written acknowledgement from each student whose program it completes teaching that the program has been taught to completion.

B.  Notwithstanding any other provision herein, nothing herein shall be read to prohibit or constrain any additional disclosures that may be sought by any state or federal authority or accrediting agency or ordered by any state or federal court.

VI. Teach-outs or Full Refunds to Corinthian Students for Tuition, Fees, and Other Direct Educational Charges in Certain Circumstances

A. Upon signing this Agreement, Corinthian will discontinue enrolling new students in any schools designated in this Agreement to be taught out and closed thereafter (the “Teach-out Schools”).  Promptly (and in no event more than one week) after the Effective Date of this Agreement, Corinthian shall provide written notice to all students attending the Teach-Out Schools of the intent to teach out those schools.

B. With respect to new students who enrolled in a Teach-Out School between the date of the MOU and the Effective Date of this Agreement, Corinthian shall promptly provide such students with disclosures regarding options to be developed, reviewed and approved as described in Section V.A, which shall provide for students their choice to either (i) obtain a Full Refund (as defined below) and discontinue their education at the Teach-out School, and Corinthian shall forgive entirely all tuition and other fees charged the student for the program, or (ii) continue their education in the ordinary course. If a student does not affirmatively make a choice, Corinthian shall withdraw the student from the program and issue the student a Full Refund (as defined below).

C.  With respect to students enrolled at a Teach-Out School prior to the date of the MOU, Corinthian shall give each such students one of the following plans at the time of the announcement of the teach-out: 1) continue his or her program of study as he or she normally would (which may mean transferring to a comparable program of study at a comparable school at no additional cost above the amount such student would have been charged to attend the Corinthian school); or 2) withdraw from school and receive a Full Refund of the total direct costs of attendance incurred by such student, and, in that case, Corinthian shall (i) return to the Department any Federal Pell and other Federal grants and Federal student loan funds disbursed to such student, (ii) repay to any private student loan or other lender from whom Corinthian received direct disbursements for such student’s cost of attendance at Corinthian the amount of such disbursements, and shall reimburse the student any origination and other fees, if any, incurred by the student in obtaining such private student loan, and (iii) return any amounts received directly from such student to such student, a “Full Refund.”  Corinthian shall provide a bona fide internal appeals process whereby a student can appeal the decision by Corinthian to continue the student in a teach-out rather than permit the student to receive a Full Refund.  Corinthian shall provide the Monitor with access to all documents and personnel involved in the appeals process.  If a student’s appeal is granted, Corinthian shall withdraw the student from the program and issue the student a Full Refund. In the case that Corinthian is unable or fails to pay the Full Refunds where required, the Department will offset the appropriate amount from Corinthian’s next Title IV aid funding disbursement and apply that amount to the accounts of the affected students. For the avoidance of doubt, the definition of Full Refund shall not require Corinthian to return any amounts pursuant to this Section VI in excess of “direct costs,” or otherwise used by the student to pay indirect expenses. For purposes of this Section VI, “direct costs” shall mean tuition and fees, equipment, books and supplies, and any other costs incurred by the student to the extent such amounts were paid to the school.

D. With respect to students who enroll in programs that Corinthian closes without permitting the students to complete the program, and not in accordance with a previously agreed-upon teach-out plan, Corinthian shall provide a Full Refund to such students.

E. With respect to students attending schools that are found by the Department to be ineligible for recertification or otherwise determined to be ineligible for participation in Title IV programs, Corinthian shall provide students their choice of one of the following options at the time such denial of re-certification  of Title IV eligibility becomes final: 1) continue his or her program of study at the school pursuant to 34 CFR §668.26 (“End of an institution’s participation in the Title IV, HEA programs”); or 2) withdraw from school and receive a Full Refund.  The Department will provide Corinthian with an informal review at least 14 days in advance of a decision to deny recertification of a Corinthian institution.  Corinthian will stop enrolling students immediately at an institution where it has been advised that the Department may intend to deny the recertification for that institution, and if the recertification denial is issued Corinthian will immediately add that institution to the Teach-Out plan previously submitted by Corinthian to the accreditors and the Department, and further detailed in Section VII below.  Before making disclosures to third parties about this information, Corinthian will consult the Department and the Parties shall agree to any such disclosure.  The Department may issue a recertification denial less than 14 days after providing notice to Corinthian under this Agreement if Corinthian shares information concerning the recertification denial with any third party that was not agreed to.

F. Corinthian and the Department will work together to establish a reserve fund, that will be placed in an interest bearing escrow account, to be used exclusively for student refunds.  The total amount of the fund will be determined in consultation with the Monitor but will be no less than $30 million.

VII. Closure and Teach-Out Provisions

A. Attached as Exhibit C is a generalized template for Corinthian teach-out plans. By July 22, 2014, Corinthian shall prepare teach-out plans for all of its U.S. locations that participate in the Title IV Program, in compliance with the requirements of their applicable accrediting agencies, and shall deliver these teach-out plans to the Department by such date.  These plans may include agreements with other institutions to take over the teach-out process or funding mechanisms, as applicable. Corinthian will suspend new enrollments at the Teach-Out Schools promptly, but no later than one (1) day after the Effective Date of this Agreement.

VIII. Corinthian Responses to Data Requests

A. Corinthian will fully comply with the prioritized list of data requested by the Department before this Agreement is executed.  With respect to the 2010 data concerning Heald, a component of the prioritized list of data referenced in the preceding sentence, Corinthian will comply with the request by July 15, 2014.  The Department is still reviewing and substantiating the data included in the referenced prioritized list of data.  Any data request made by the Department on or after the date of this Agreement shall be complied with within 30 days (or such other reasonably agreed time frame).

IX. Sales Schools

A. Attached hereto as Exhibit D is a list of the schools attended by Title IV eligible students that Corinthian will make a diligent, good faith effort to sell to new owners (the “Sale Schools”).  All schools attended by Title IV-eligible students that are not listed as a Sale School are hereby designated a Teach Out School.

B. Corinthian will provide reasonable access to the Monitor of material indications of interest, letters of intent or binding agreements with respect to the Sale Schools.

C. Corinthian will endeavor to reach definitive sale agreements for any Sale Schools within six months from the Effective Date of this Agreement.

D. Any sale or transfer of assets shall be subject to approval by the Department, in accordance with its statutory and regulatory authority.

X. The Department Reserves All Statutory and Regulatory Authority

A.  The Department reserves its rights pursuant to statutory and regulatory authority.

B. Nothing in this Agreement limits the Department’s authority to conduct compliance reviews of Corinthian’s institutions or the Department’s actions arising from those reviews.

C. The Department reserves its rights pursuant to statutory and regulatory authority to modify the funding method and documentation requirements for any or all of the Corinthian institutions.  The Department may defer access to Title IV funding described herein if it determines that Corinthian has materially failed to produce requested documentation by the date specified and the Department is unable to substantiate the veracity and accuracy of the documentation after notification to Corinthian.   This Agreement does not exempt Corinthian from any federal or state regulatory or statutory requirements.   Nor does it prohibit or in any way limit the Department’s discretion or authority to take further action under its statutory or regulatory authority with respect to Corinthian.

D.  Nothing in this Agreement shall be construed to preempt or conflict with any action or authority of any state or federal governmental agency or authority, including but not limited to any state or federal governmental agency’s efforts to enforce its education, consumer protection, false advertising, unfair competition or securities laws.  Nothing in this Agreement shall be construed to limit the ability of any other entity to establish more stringent disclosure requirements.

E.   The Parties reserve all rights and obligations under applicable law.  This Agreement is not intended to create any new rights or obligations of the Parties except for the contractual rights and obligations expressly set forth herein.

XI. Coordination with States and Accreditors

A. The Department and Corinthian agree that they will work closely with state licensing and accreditation agencies in the course of implementation of the teach-outs and sales contemplated in this Agreement, in accordance with the requirements of the Department and each such agency.

XII.  Miscellaneous

A.            The Parties agree that they shall review the status of this Agreement three and six months after its Effective Date.

B.            Nothing in this Agreement is intended nor should be construed to prevent Corinthian from exercising its business and managerial judgments with respect to (i) the contractual obligations of Corinthian to its stakeholders, including students, employees, creditors, vendors and other counterparties, or (ii) the fiduciary duties of Corinthian’s Board imposed by judicial decisions, statutory enactments or regulatory requirements including, without limitation, duties with respect to approving the terms and conditions, including consideration of the sales of any schools or other assets of Corinthian.

C.            This Agreement is solely between the Department and Corinthian and does not, and is not intended to, confer any rights or remedies upon any person other than the Parties.

D.            Each Party may terminate this Agreement upon written notice to the other Party, and each Party is required to meet its respective obligations under the Agreement for the period when the Agreement was in effect.  The effective date of the termination will be five calendar days after the date of the written notice.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

CORINTHIAN COLLEGES, INC.

By:	/s/ Jack D. Massimino
Name: Jack D. Massimino,
Title: Chairman of the Board and Chief Executive Officer

U.S. DEPARTMENT OF EDUCATION

By:	/s/ Ted Mitchell
Name: Ted Mitchell
Title: Under Secretary

LIST OF EXHIBITS

Exhibit A — Verification Checklist

Exhibit B — Schedule of Allowable Expenses

Exhibit C — Generalized Template for Corinthian Teach-Out Plans

Exhibit D — List of Sale Schools

Exhibit A

Verification Checklist

ISIR/FAFSA

1.              Check ISIRs to determine which was used for payment and check to see if it has a valid EFC and the awards are correct based upon that EFC

2.              Review ISIR for “c” codes and provide corresponding resolution documentation

Admissions

1.              Confirm that student has attested to HS completion status or receipt of a GED which match to the FAFSA/ISIR data

Attendance

1.     Verify attendance and satisfactory academic progress.

Enrollment Agreement/Pre-Enrollment Documents

1.              Review and provide Enrollment Agreement/Contract and confirm it is fully completed and includes the program name, cost, start date, student signature and date

Verification/Conflicting Information/ Professional Judgment

1.              Review the ISIR and verification documents to ensure that verification has been performed, if necessary

2.              Confirm any and all conflicting information if existed was resolved

3.              Review and provide documentation on professional judgment decision and determine if the decision is documented, was based on a valid reason, and was properly processed

SAP

1.              Review student records to determine if the student was making SAP

2.              Review and provide SAP appeal documentation and determine if appeal was granted for an appropriate and documented reason

Award Calculations

1.              Review award calculation and confirm accuracy based on EFC, need and grade level

Direct Loan Recipients

1.              Review and provide entrance counseling documentation if applicable

2.              Review and provide NSLDS enrollment history and determine if enrollment statuses were properly reported based on required timelines

COD Record

1.              Review COD records and confirm disbursement dates and award amounts match the ledger

Exhibit B

Schedule of Allowable Uses/Expenses Associated with Title IV Student Aid Funds

I.                                   ALLOWABLE USES/ EXPENSES

In the ordinary course of business, CCi will use Title IV Funds to fund its operations for the purposes outlined below:

(a)       Operating Disbursements

•                  Student Refunds  — Required returns of credit balances on student accounts

•                  Payroll Expenses — Including but not limited to the following:

•                  Wages and Salaries including 401k contributions

•                  Payroll Taxes

•                  Operating Expenses  — Including but not limited to following:

•                  Health care and other employee benefits

•                  All taxes

•                  Equipment leasing

•                  Travel and related expenses

•                  Bookstore costs

•                  Telecommunications costs

•                  Insurance

•                  Information Technology related costs

•                  Rent and related costs including taxes, insurance and common area maintenance

•                  Advertising, media and other related costs

•                  Professional Services costs including, but not limited to, audit and compliance related fees, Education Department Monitor fees, legal fees and other advisory fees, etc.

•                  Capital Expenditures

•                  Other operating expenses including, but not limited to, class room supplies, consumables, postage, dues and subscriptions, employee training and other student related costs, board of director fees and reimburseable expenses and other miscellaneous expenses

(b)       Non-Operating Disbursements

•                  Interest and related fees/ Related Professional Fees — Interest and related fees on the Senior Secured Revolving Credit Facility and advisory and legal fees associated with the financing and restructuring

II.                              INELIGIBLE USES/EXPENSES

CCi will not use Title IV Funds for the purposes outlined below:

•                  Dividends

•                  Legal Settlements of lawsuits or investigations

•                  Debt repayments

•                  Any expenditures or recourse payments related to private student loans

Exhibit C

Generalized Template for Corinthian Teach-Out Plans

CORINTHIAN COLLEGES, INC.	INSTITUTIONAL TEACH-OUT PLAN

Check One:	Main School	☐	Branch School	☐	OPEID:

Accreditor					Accreditor School Number:

Name of School:

Address:

City:			State:		Zip Code:

Telephone Number:					Fax Number:

Contact Person:					E-mail Address:

A student Listing by program including estimated graduation dates:

The expected final graduation date and school closure date:

The status of unearned tuition, all current refunds due and account balances:

A disposition of all student records including educational, billing, accounting and financial aid records in an accessible location:

C-1

A demonstration and description of how the delivery of training (including appropriate faculty) and services to students will not be materially disrupted and that obligation to students will be timely met:

A description of specific additional charges to students, if any, and the school’s plan for providing advance notification to students of any additional charges:

A list of all accrediting agencies (institutional and programmatic)the school is currently accredited by:

A communication plan for students to assist them through the transition:

Description of plans for faculty and staff:

Notification plan for state and federal regulators including the Department of Veterans Affairs:

Name:		Title:
(Chief Executive Officer)

Signature:			Date:

C-2

Exhibit D

List of Sale Schools

Exhibit D — Schools for Sale

		MAR-14 Active
School Name	OPEID	Students	Brand	Group
Phoenix	02295000		ECP	Sale
Mesa	02295002		ECP	Sale
022950 Total		2,624

Orlando North	00149900		Everest	Sale
Orlando South	00149901		Everest	Sale
Melbourne	00149902		Everest	Sale
Tampa	00149904		Everest	Sale
Brandon	00149905		Everest	Sale
Orange Park	00149906		Everest	Sale
Pinellas (Largo)	00149907		Everest	Sale
Lakeland	00149908		Everest	Sale
Jacksonville	00149909		Everest	Sale
Pompano Beach	00149910		Everest	Sale
Merrionette	00149911		Everest	Sale
Kansas City (MO)	00149912		Everest	Sale
001499 Total		26,921

San Bernardino	00449400		Everest	Sale
004494 Total		567

Santa Ana	00450302		Everest	Sale
Colorado Springs	00450300		Everest	Sale
Ft Worth II	00450303		Everest	Sale
004503 Total		966

Aurora	00450701		Everest	Sale
Thornton	00450700		Everest	Sale
004507 Total		544

Mid Cities	00481102		Everest	Sale
Rochester	00481100		Everest	Sale
004811 Total		895

Pittsburgh	00709100		Everest	Sale
007091 Total		446

Alhambra	00809000		Everest	Sale
Bedford Park	00809003		Everest	Sale
008090 Total		829

		MAR-14 Active
School Name	OPEID	Students	Brand	Group
Portland	00907900		Everest	Sale
Vancouver	00907901		Everest	Sale
Dallas	00907905		Everest	Sale
009079 Total		1,020

Newport News	00926700		Everest	Sale
Chesapeake	00926701		Everest	Sale
009267 Total		991

South Plainfield	00982804		Everest	Sale
Southfield	00982800		Everest	Sale
Detroit	00982803		Everest	Sale
Dearborn	00982801		Everest	Sale
Austin	00982802		Everest	Sale
009828 Total		2,651

Reseda	01110900		Everest	Sale
Atlanta Greenbriar	01110902		Everest	Sale
Marietta	01110901		Everest	Sale
011109 Total		1,216

Gardena	01112300		Everest	Sale
Norcross	01112301		Everest	Sale
011123 Total		703

Melrose Park	01185803		Everest	Sale
Skokie	01185800		Everest	Sale
Burr Ridge	01185802		Everest	Sale
011858 Total		1,041

Los Angeles	01287301		Everest	Sale
City of Industry	01287302		Everest	Sale
Long Beach	01287300		Everest	Sale
012873 Total		2,092

Henderson	02237500		Everest	Sale
022375 Total		706

Springfield	02250600		Everest	Sale
Ontario	02250602		Everest	Sale
022506 Total		971

		MAR-14 Active
School Name	OPEID	Students	Brand	Group
San Antonio	02261300		Everest	Sale
Greenspoint	02261302		Everest	Sale
Houston Hobby	02261303		Everest	Sale
022613 Total		1,268

Everett	02300103		Everest	Sale
Bremerton	02300100		Everest	Sale
Tacoma	02300104		Everest	Sale
023001 Total		1,253

Renton	02606200		Everest	Sale
Bissonet	02606202		Everest	Sale
026062 Total		957

Seattle	02617500		Everest	Sale
Portland	02617506		Everest	Sale
Woodbridge DC	02617508		Everest	Sale
026175 Total		786

Ontario	03072300		Everest	Sale
Columbus	03072303		Everest	Sale
Jonesboro	03072304		Everest	Sale
030723 Total		1,082

Torrance	03195400		Everest	Sale
031954 Total		122

San Francisco	00723400		Heald	Sale
Concord	00723404		Heald	Sale
Hayward	00723406		Heald	Sale
San Jose	00723405		Heald	Sale
Salinas	00723409		Heald	Sale
Rancho Cordova	00723411		Heald	Sale
Fresno	00723412		Heald	Sale
Stockton	00723410		Heald	Sale
Modesto	00723407		Heald	Sale
Honolulu	00723401		Heald	Sale
Portland	00723402		Heald	Sale
Roseville	00723408		Heald	Sale
007234 Total		13,129

		MAR-14 Active
School Name	OPEID	Students	Brand	Group
Anaheim	01110700		Everest	Sale
011107 Total		379

Fremont	00719000		WyoTech	Sale
007190 Total		819

Daytona Beach	02346200		WyoTech	Sale
023462 Total		425

Laramie	00915700		WyoTech	Sale
Blairsville	00915705		WyoTech	Sale
009157 Total		1,758

North Miami*	00149913		Everest	Sale
Kendall*	00149914		Everest	Sale
001499 Total		238

Brighton**	01151000		Everest	Sale
North Aurora**	01151002		Everest	Sale
011510 Total		518

Total Schools for Sale		67,917

* These schools were placed for sale in September 2013 and stopped enrolling new students as of March 2014.  The last students will complete their program no later than October 2014.

** These schools were placed for sale in September 2013 and stopped enrolling new students as of February 2014.  The last students will complete their program no later than October 2014.